Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Kimberlee Sinclair Corporate Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Barbara Doyle Investor Relations +1 651 236 5023 barbara.doyle@hbfuller.com

NEWS	November 30, 2020

H.B. Fuller Elects Teresa Rasmussen and Michael Happe to Board of Directors

Two exceptional leaders to support H.B. Fuller’s profitable growth strategy

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced that it has elected Michael Happe and Teresa (Terry) Rasmussen as independent members to its board of directors. Ms. Rasmussen’s appointment is effective today, November 30, 2020, while Mr. Happe’s appointment will be effective January 20, 2021. The election of these two new directors expands the board to 11 directors, 10 of whom are independent. Both have been appointed to serve on the Audit and Compensation Committees of the board.

“I am pleased to welcome Terry and Mike to the H.B. Fuller board of directors,” said Lee Mitau, chairman, H.B. Fuller board of directors. “They each bring unique strengths to our board and will contribute greatly to our ongoing strategic growth initiatives. Both have deep understanding of how to address changing market trends, build and sustain strong organizational cultures, and deliver quality and service commitments to customers and clients.”

Terry Rasmussen, President and CEO, Thrivent

Rasmussen was named president and chief executive officer of Thrivent in 2018, after serving as president of Thrivent’s core business for the prior three years. She joined the organization in 2005 as senior vice president, general counsel and secretary. Over the course of her career, Rasmussen has served in a variety of executive roles, including vice president, chief legal officer and senior lawyer with American Express as well as attorney for Northeast Securities Corporation, Oppenheimer Wolff & Donnelly LLP, and the U.S. Department of Justice.

“Terry is a strong leader with a growth mindset and keen understanding of how to seize market and consumer trends to drive organizational transformation,” said Jim Owens, H.B. Fuller president and chief executive officer. “In addition to her world-class leadership and business acumen, with her background as a CPA and attorney, she will bring to H.B. Fuller the same accountability and clarity of purpose with which she leads Thrivent.”

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H.B. Fuller Elects Teresa Rasmussen and Michael Happe to Board of Directors, cont.

“H.B. Fuller is an excellent example of strategic, market-driven growth sustained by a clear vision and accountable leadership,” said Rasmussen. “I am pleased to share my experience with organizational transformation as a means to propel growth and enable the company to deliver on its vision and financial commitments.”

Rasmussen serves on the boards of Thrivent, the American Council of Life Insurers, and the Walker Art Center. She holds a JD from the University of North Dakota and a BS in Accounting from the University of Minnesota at Moorhead.

Michael Happe, President and CEO, Winnebago Industries

Happe was named president and chief executive officer of Winnebago Industries in 2016, where he is driving the company’s overall vision and strategic direction. Prior to joining Winnebago, Happe served as executive officer and group vice president at The Toro Company. During his 19 years at Toro, he held a series of senior leadership positions across a variety of domestic and international businesses.

“Mike continues to build on the strong Winnebago culture of caring deeply for its employees and customers,” said Jim Owens, H.B. Fuller president and chief executive officer. “His leadership focuses on the people who drive the company’s success and strategic focus on growth opportunities, which is making a big difference in the growth and profit performance of the company. We are thrilled to leverage his strategic vision to further enhance H.B. Fuller’s long tradition of empowering our employees to innovate and win with customers.”

“Once a family owned and operated business, H.B. Fuller is now a global powerhouse in the adhesives industry,” said Happe. “The strength of its growth strategy lies in its foundational focus on “winning the right way.” I am looking forward to sharing my experience in global sales growth to help the company achieve its goals.”

Happe serves on the Winnebago Industries board of directors, and he is active in several community, academic, and industry initiatives and boards, including the Carlson School of Management Board of Overseers. He earned his MBA from the University of Minnesota, Carlson School of Management, and a BS in Journalism from the University of Kansas.

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H.B. Fuller Elects Teresa Rasmussen and Michael Happe to Board of Directors, cont.

About H.B. Fuller:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2019 net revenue of approximately $3 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, health and beauty, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at hbfuller.com.